GraniteShares ETF Trust N-14

Exhibit 99.11

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

October 13, 2017

GraniteShares ETF Trust

30 Vesey Street, 9th Floor

New York, NY 10007

Ladies and Gentlemen:

We have acted as counsel to GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form N-14 in the form to be filed pursuant to Rule 488 under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof (the “Registration Statement”), registering the issuance of an indefinite number of shares of beneficial interest, par value $.001 per share (the “Shares”), of GraniteShares HIPS US High Income ETF (the “Acquiring Fund”), a series of the Trust, in connection with the proposed reorganization of Master Income ETF (the “Target Fund”), a series of ETF Series Solutions, a Delaware statutory trust, into the Acquiring Fund, as described in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, a form of the Agreement and Plan of Reorganization to be entered into by and among (i) ETF Series Solutions, on behalf of the Target Fund, (ii) the Trust, on behalf the Acquiring Fund, and (iii) solely for the purposes of Section 9.1, GraniteShares Advisors LLC (the “Agreement”), the Trust’s Certificate of Trust (“Certificate of Trust”), the Trust’s Declaration of Trust (“Declaration of Trust”), the Trust’s By-Laws (“By-Laws”), certain actions of the Board of Trustees of the Trust (the “Board”) related to the authorization and issuance of the Shares pursuant to the Agreement and the authorization of the Agreement (the “Reorganization Resolutions”), and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Statutory Trust Act of the State of Delaware, as amended, including the applicable provisions of the Delaware Constitution and the reported judicial decisions of Delaware courts interpreting these laws. We express no opinion with respect to any other laws or regulations of the State of Delaware or the laws or regulations of any other jurisdiction. We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. In addition, to the extent that the Trust’s Certificate of Trust, Declaration of Trust or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation, except for the Statutory Trust Act of the State of Delaware, we have assumed compliance by the Trust with the 1940 Act and any other such law or regulation.

GraniteShares ETF Trust

October 13, 2017

We have assumed that: (i) the Shares will be issued and delivered upon the terms, in the manner and upon satisfaction of the conditions set forth in the Agreement; (ii) the Trust will maintain its existence and good standing under, and the Acquiring Fund will maintain its existence under, the laws of the State of Delaware in effect as of the date hereof through the date the Shares are issued and delivered pursuant to the Agreement; (iii) the definitive Combined Proxy Statement/Prospectus to be filed pursuant to Rule 497 under the 1933 Act will be substantially in the form filed with the Registration Statement; and (iv) the Reorganization Resolutions will be finalized and incorporated into the minutes of the meeting of the Board prior to the issuance of the Shares in substantially the form attached to the Secretary’s Certificate delivered to us as of the date hereof.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and the qualifications set forth herein, we are of the opinion that (a) the Shares to be issued pursuant to the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and delivered by the Acquiring Fund in accordance with, and subject to satisfaction of all of the conditions contained in, the Agreement, the Shares to be issued pursuant to the Agreement will be validly issued, fully paid and non-assessable by the Acquiring Fund.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Combined Proxy Statement/Prospectus included in the Registration Statement and the reference to us in the Combined Proxy Statement/Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Registration Statement), without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

Vedder Price P.C.